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                                    EXHIBIT 11

                           Washington Trust Bancorp, Inc.
                        Computation of Per Share Earnings
               For the Three Months Ended March 31, 1998 and 1997



(In thousands, except per share amounts)                1998                        1997
-----------------------------------------------------------------------  -------------------------
                                                  Basic      Diluted         Basic      Diluted
                                              ------------ ------------  ------------ ------------
Net income                                         $2,393       $2,393        $2,151       $2,151

Share amounts, in thousands:
   Average outstanding                            6,649.3      6,649.3       6,549.4      6,549.4
   Common stock equivalents                             -        274.4             -        264.3
--------------------------------------------- ------------ ------------  ------------ ------------
   Weighted average outstanding                   6,649.3      6,923.7       6,549.4      6,813.7
--------------------------------------------- ------------ ------------  ------------ ------------
Earnings per share                                   $.36         $.35          $.33         $.32
--------------------------------------------- ------------ ------------  ------------ ------------
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